July 28, 2006

Reporters May Contact:
Kelly Polonus, Great Southern 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Travel to Acquire Global Travel and Vacations in Columbia
Great Southern Travel will now have two locations serving the Columbia market

Springfield, Mo. - Great Southern Travel, one of Missouri's largest travel agencies, announced an agreement to acquire Global Travel and Vacations in Columbia, Mo., effective August 1, 2006. Global Travel and Vacations is located at 1400 Forum Blvd., Suite 4A in the Forum Shopping Center.

"We welcome this outstanding agency to Great Southern Travel," said Great Southern Travel Executive Kris Conley. "This agency, with its experienced staff and deep roots in the community, is a great fit with our company and we look forward to building on the solid business foundation that it has created over the years."

Global Travel and Vacations is the oldest travel agency in Columbia. It opened in 1958 by MFA, Inc., and provides primarily leisure travel services. The agency's six-member staff, including agency owners Roy and Francee Shelby, will remain with the company.

Conley added, "With the addition of this agency and its focus on leisure travel services, Great Southern will now more effectively bring the full spectrum of travel services to the market. It will fully complement what our other Columbia agency, Great Southern Tiger Travel, brings to the table with its specialization in corporate travel. Now, with the size and scope of our expanded organization in Columbia, travel clients can expect more value, convenience and expanded travel options."

"We are very excited at the opportunity this merger represents both professionally and personally, and for our clients, as well," said Roy Shelby, owner of Global Travel and Vacations. "Our success over the past 15 years with Global is attributable to our emphasis on service to the customer.  Superior service is essential to build and maintain solid, long-term customer relationships and to set ourselves apart from the pack. Partnering with Great Southern provides us many more tools to enhance our ability to offer a great travel experience."

Founded in 1977, Great Southern Travel, a division of Great Southern Bank, is the largest travel agency in southwest and central Missouri providing customers with comprehensive corporate and leisure travel services. The company is open seven days a week, 364 days a year and operates 14 offices throughout the Ozarks, including a full-service office in the Springfield/Branson Regional Airport. Great Southern Travel corporate headquarters is located in Springfield, Mo., at 3424 S. National.

www.greatsoutherntravel.com	www.gowithglobal.com